Exhibit 10.3

TRANSITION SERVICES AGREEMENT

by and between

MORGAN STANLEY

and

DISCOVER FINANCIAL SERVICES

Dated as of [                    ], 2007

TABLE OF CONTENTS

PAGE
ARTICLE 1
DEFINITIONS

Section 1.01. Definitions	1

ARTICLE 2
PURCHASE AND SALE OF SERVICES

Section 2.01. Purchase and Sale of Services	6
Section 2.02. Subsidiaries	6
Section 2.03. No Additional Services	6
Section 2.04. Services Provided by Recipient	6
Section 2.05. Third Party Licenses and Consents	7

ARTICLE 3
SERVICE COSTS; OTHER CHARGES

Section 3.01. Service Costs Generally	7
Section 3.02. Taxes	7
Section 3.03. Invoicing and Settlement of Costs	8

ARTICLE 4
THE SERVICES

Section 4.01. Standards of Service	8
Section 4.02. Changes to the Services	9
Section 4.03. Management of Services By Provider	9
Section 4.04. Operating Committee	9
Section 4.05. Disaster Recovery and BCP	10

ARTICLE 5
DISCLAIMER, LIABILITY AND INDEMNIFICATION

Section 5.01. EXCLUSION OF WARRANTIES	10
Section 5.02. Limitation of Liability	10
Section 5.03. Indemnification of Provider by Recipient	11
Section 5.04. Indemnification of Recipient by Provider	12
Section 5.05. Taxes	12
Section 5.06. Indemnification as Exclusive Remedy	12
Section 5.07. Conduct of Proceedings	12
Section 5.08. Notice of Certain Matters	12

i

Exhibit A	Service Costs
Exhibit B	Compliance with Gramm-Leach-Bliley Act and Data Protection Laws

Schedule 1	Morgan Stanley Services to Discover

Schedule 2	Discover Services to Morgan Stanley

ii

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”) is entered into as of [            ], 2007 by and between Morgan Stanley, a Delaware corporation (“Morgan Stanley”), and Discover Financial Services, a Delaware corporation (“Discover”).

RECITALS

WHEREAS, Morgan Stanley owns 100% of the outstanding common stock of Discover prior to the consummation of the Distribution (as defined below);

WHEREAS, Morgan Stanley will no longer own any of the outstanding common stock of Discover after the consummation of the Distribution;

WHEREAS, Morgan Stanley has heretofore directly or indirectly provided certain services to members of the Discover Group (as defined below); and

WHEREAS, Discover has heretofore directly or indirectly provided certain services to the Morgan Stanley Group (as defined below).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Morgan Stanley and Discover, for themselves, their successors and permitted assigns, hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) As used in this Agreement, the following terms shall have the following meanings, applicable both to the singular and the plural forms of the terms described:

“Actions” has the meaning set forth in Section 5.03.

“Affiliate” has the meaning set forth in the Separation and Distribution Agreement; provided that the Affiliates of each party for purposes of this Agreement shall be determined after giving effect to the consummation of the Distribution.

“Agreement” has the meaning set forth in the preamble hereto.

“Applicable Law” means, with respect to any Person, any federal, state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, directive, guidance, instruction, direction, permission, waiver, notice, condition, limitation, restriction or prohibition or other similar requirement enacted, adopted, promulgated, imposed, issued or applied by a Governmental Authority that is binding upon or applicable to such Person, its properties or assets or its business or operations, as amended unless expressly specified otherwise.

“Baseline Period” has the meaning set forth in Section 2.04.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Change of Control” means, with respect to Morgan Stanley or Discover, (i) the direct or indirect acquisition (by merger, consolidation, business combination or otherwise) by any Person or group of Persons of beneficial ownership (as defined in Rule 13d-1 and Rule 13d-5 under the Securities Exchange Act of 1934) of 50% or more of the Total Voting Power of Morgan Stanley or Discover, as applicable, (ii) any merger, consolidation or other business combination of Morgan Stanley or Discover, as applicable, or a Subsidiary of Morgan Stanley or Discover, as applicable, with any Person after giving effect to which (x) the shareholders of Morgan Stanley or Discover, as applicable, immediately prior to such transaction do not own at least 50% of the Total Voting Power of the ultimate parent entity of the parties to such transaction or (y) individuals who were directors of Morgan Stanley or Discover, as applicable, immediately prior to such transaction (or their designees) do not constitute a majority of the board of directors of such ultimate parent entity, and (iii) the direct or indirect acquisition by any Person or group of Persons of all or substantially all of the assets of Morgan Stanley or Discover, as applicable.

“Confidential Information” has the meaning set forth in Section 7.01.

“Data Protection Laws” means the European Commission Data Protection Directive (95/46/EC) or Data Protection Act 1998 or any implementing or related legislation of any member state in the European Economic Area.

“Delaware Commissioner” means the Office of the Delaware State Bank Commissioner or any successor thereto.

“Discover” has the meaning set forth in the preamble hereto.

“Discover Entity” means any member of the Discover Group.

“Discover Group” means Discover and its Subsidiaries as of and after the Distribution Date.

“Discover Systems” means any computer software program or routine or part thereof owned, licensed or provided by or for any Discover Entity which is used by any Morgan Stanley Entity or its suppliers on any Discover Entity’s behalf pursuant to this Agreement, each as modified, maintained or enhanced from time to time by any Discover Entity, any Morgan Stanley Entity or any third party.

“Distribution” has the meaning set forth in the Separation and Distribution Agreement.

“Distribution Date” has the meaning set forth in the Separation and Distribution Agreement.

“FDIC” means the Federal Deposit Insurance Corporation or any successor thereto.

“force majeure” has the meaning set forth in Section 8.05.

“FSA” means the United Kingdom Financial Services Authority or any successor thereto.

“Governmental Authority” means any multinational, foreign, federal, state, local or other governmental, statutory or administrative authority, regulatory body or commission or any court, tribunal or judicial or arbitral authority which has any jurisdiction or control over either party (or their Affiliates), including without limitation the FSA, FDIC and the Delaware Commissioner.

“Gramm-Leach-Bliley Act” means the Gramm-Leach-Bliley Act of 1999, or any successor federal statute thereto, and the rules and regulations thereunder, as may be amended or supplemented from time to time.

“Group” means the Discover Group or Morgan Stanley Group as applicable.

“Insolvency Event” means with respect to either party, as applicable, (i) the making by such party of any assignment for the benefit of creditors of all or substantially all of its assets or the admission by such party in writing of its inability to pay all or substantially all of its debts as they become due; (ii) the adjudication of such party as bankrupt or insolvent or the filing by such party of a petition or application to any tribunal for the appointment of a trustee or receiver for such party or any substantial part of the assets of such party; or (iii) the commencement of any voluntary or involuntary bankruptcy proceedings (and, with respect to involuntary bankruptcy proceedings, the failure to be discharged within sixty (60) days), reorganization proceedings or similar proceeding with respect to such party or the entry of an order appointing a trustee or receiver or approving a petition in any such proceeding.

“Morgan Stanley” has the meaning set forth in the preamble hereto.

“Morgan Stanley Entity” means any member of the Morgan Stanley Group.

“Morgan Stanley Group” means Morgan Stanley and its Subsidiaries (other than any Subsidiary or member of, or other entity in, the Discover Group) as of and after the Distribution Date.

“Morgan Stanley Systems” means any computer software program or routine or part thereof owned, licensed or provided by or for any Morgan Stanley Entity which is used by any Discover Entity or its suppliers on any Morgan Stanley Entity’s behalf pursuant to this Agreement, each as modified, maintained or enhanced from time to time by any Morgan Stanley Entity, any Discover Entity or any third party.

“Non-Compliance Notice” has the meaning set forth in Section 5.08.

“Payer” has the meaning set forth in Section 3.02(c).

“Payee” has the meaning set forth in Section 3.02(c).

“Payment Date” has the meaning set forth in Section 3.03(b).

“Person” means individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a governmental or political subdivision or an agency or instrumentality thereof.

“Personal Information” means personally identifiable information as defined under applicable Data Protection Laws of either party which the other party receives or to which the other party otherwise has access.

“Prior Agreements” has the meaning set forth in Section 8.01.

“Provider” has the meaning set forth in Section 2.01.

“Provider Entity” means any member of the Provider Group.

“Provider Group” means, as the context requires, the Discover Group or the Morgan Stanley Group.

“Provider Indemnified Person” has the meaning set forth in Section 5.02.

“Recipient” has the meaning set forth in Section 2.01.

“Recipient Entity” means any member of the Recipient Group.

“Recipient Group” means, as the context requires, the Discover Group or the Morgan Stanley Group.

“Recipient Indemnified Person” has the meaning set forth in Section 5.04.

“Schedule” means a Schedule attached hereto forming part of this Agreement and “Schedules” shall have a corresponding meaning.

“Separation and Distribution Agreement” means the Separation and Distribution Agreement dated as of [            ], 2007, by and between Morgan Stanley and Discover.

“Service Costs” has the meaning set forth in Section 3.01.

“Services” has the meaning set forth in Section 2.01.

“Subsidiary” means, with respect to any Person, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person; provided that for the purposes of Sections 2.02, 2.03 and 4.01, shall be limited to those Subsidiaries of a Person as at the Distribution Date only and any Subsidiaries formed in connection with any internal reorganization of such Person.

“Supplier” has the meaning set forth in Section 3.02(b).

“Supply Recipient” has the meaning set forth in Section 3.02(b).

“Systems” means the Morgan Stanley Systems or the Discover Systems, individually, or the Morgan Stanley Systems and the Discover Systems, collectively, as the context may indicate or require.

“Tax” means any tax, levy, impost, duty or other similar charge (including any penalty or interest payable in connection with any failure to pay or delay in paying the same).

“Total Voting Power” means, with respect to any Person, the total combined voting power of all securities of such Person entitled to vote generally in the election of directors of such Person.

“VAT” means value added tax implemented by member states of the European Union pursuant to Directive 2006/112/EC and legislation supplemental thereto, and any tax of a similar nature imposed under the laws of any jurisdiction which is not a member state of the European Union.

ARTICLE 2

PURCHASE AND SALE OF SERVICES

Section 2.01. Purchase and Sale of Services. On the terms and subject to the conditions of this Agreement and in consideration of the Service Costs described below, each of Morgan Stanley and Discover (each in its capacity as provider of Services, “Provider”) agrees to provide to the other party (in its capacity as recipient of Services, “Recipient”), or procure the provision to Recipient of, and Recipient agrees to purchase from Provider, the transition services (the “Services”) as set forth on the Schedules.

Section 2.02. Subsidiaries. It is understood that (i) the Services to be provided to Recipient under this Agreement shall, at Recipient’s request, be provided to any Person that is a Subsidiary of Recipient and (ii) Provider may satisfy its obligation to provide or procure Services hereunder by causing one or more of its Subsidiaries to provide or procure such Services. With respect to Services provided to, or procured on behalf of, any Subsidiary of Recipient, Recipient agrees to pay on behalf of such Subsidiary all amounts payable by or in respect of such Services pursuant to this Agreement.

Section 2.03. No Additional Services. Except for the Services expressly contemplated to be provided in accordance with Section 2.01, Provider shall have no obligation under this Agreement to provide any services to the Recipient Group. Provider agrees to consider in good faith (but shall have no obligation to accept) any requests by Recipient for the provision of any continued or additional services that Recipient considers are reasonably necessary (x) to accommodate normal growth in Recipient’s business or (y) to transfer responsibility for the provision of any Services from Provider to Recipient or any third party as Recipient may designate during the term of this Agreement, and upon termination or expiration of any Service or of this Agreement. Any such continued or additional services will be on such terms and conditions (including pricing) as the parties shall mutually agree.

Section 2.04. Services Provided by Recipient. If it is necessary for Recipient to provide any services or resources to Provider or any third party regarding any aspect of the Recipient Group business or Services (the “Recipient Services”) so that Provider, any Subsidiary of Provider or third party provider may provide or have provided the Services hereunder, Recipient shall provide such services or resources (i) in a timely and effective manner; (ii) without cost to Provider, any Subsidiary of Provider or any third party and (iii) in a manner that ensures that the nature, quality and standard of care of the Recipient Services provided shall be substantially the same as have been provided by the Recipient Group’s business during the twelve months prior to the date hereof (such twelve-month period, the “Baseline Period”).

Section 2.05. Third Party Licenses and Consents. Provider and Recipient shall use commercially reasonable efforts to obtain all governmental or third party licenses and consents required for the provision of any Service by Provider in accordance with the terms of this Agreement; provided that the costs relating to obtaining any such licenses or consents shall be borne by Recipient; provided further that Provider shall not be required to provide such Service (x) unless and until the required licenses and/or consents have been obtained or (y) in the event the required licenses and/or consents are terminated or revoked.

ARTICLE 3

SERVICE COSTS; OTHER CHARGES

Section 3.01. Service Costs Generally. Unless any Schedule hereto indicates otherwise or the parties shall agree in writing to a different arrangement, for each period in which Recipient receives a Service hereunder, Recipient shall pay Provider such fees and costs as set forth in Exhibit A hereto (“Service Costs”) which costs shall be adjusted appropriately in the event of the termination of any Service or as otherwise contemplated by this Agreement.

Section 3.02. Taxes. (a) Recipient shall pay all applicable sales or use taxes incurred with respect to provision of the Services. These taxes shall be incremental to other payments or charges identified in this Agreement.

(b) All amounts to be paid under this Agreement shall be exclusive of VAT, if any. Where, under this Agreement, any person (the “Supplier”) makes or is deemed to make a supply to another person (the “Supply Recipient”) for VAT purposes and VAT is or becomes chargeable in respect of such supply, the Supply Recipient shall pay to the Supplier an amount equal to such VAT: (i) where the consideration for such supply consists wholly of money, at the same time as paying such consideration; or (ii) where the consideration does not consist wholly of money, on or before the later of the date which is 30 days after the date on which such VAT is demanded in writing or when the supply is made; provided that the Supply Recipient shall first have received an invoice in respect of such supply.

(c) Where this Agreement requires any party (the “Payer”) to reimburse another party (the “Payee”) for any costs or expenses, the Payer shall also at the same time pay and indemnify the Payee against all VAT incurred by the Payee in respect of the costs or expenses to the extent that the Payee determines that neither it, nor any other member of any group of which it is a member for VAT purposes, is entitled to credit or repayment from the relevant tax authority in respect of VAT.

(d) All sums payable under this Agreement shall be paid free and clear of all deductions or withholdings unless the deduction or withholding is required by law, in which event the amount of the payment due from the party required to make such payment (other than amounts of interest) shall be increased to an amount which after any withholding or deduction leaves an amount equal to the payment which would have been due if no such deduction or withholding had been required.

Section 3.03. Invoicing and Settlement of Costs. (a) Unless any Schedule hereto indicates otherwise or the parties shall agree in writing to a different arrangement, Provider shall invoice or notify in writing the [title of officer] of Recipient on a monthly basis (not later than the [            ] day of each month).

(b) Recipient agrees to pay on or before 45 days after the date on which Provider invoices Recipient for the Service Costs (or the next Business Day, if such day is not a Business Day) (each, a “Payment Date”) by wire transfer of immediately available funds payable to the order of Provider all amounts invoiced by Provider pursuant to Section 3.03(a) during the preceding calendar month. If Recipient fails to pay any monthly payment within 45 days of the relevant Payment Date, Recipient shall be obligated to pay, in addition to the amount due on such Payment Date, to the extent permitted by Applicable Law, interest on such amount at the [            ] rate compounded monthly from the relevant Payment Date through the date of payment.

ARTICLE 4

THE SERVICES

Section 4.01. Standards of Service. (a) The level or volume of any specific Service required to be provided to Recipient hereunder shall not exceed the level or volume of such Service as historically utilized by the Recipient Group during the Baseline Period. In providing any Service, Provider shall have no obligation to allocate human, equipment or other resources in excess of the level of resources historically allocated to the provision to the Recipient Group of such Service by Provider during the Baseline Period.

(b) The manner, nature, quality and standard of care applicable to the delivery by Provider of the Services hereunder shall be substantially the same as that of similar services which Provider provides from time to time throughout its business.

(c) Provider agrees that all Services it provides or causes to be provided will be provided in compliance with Applicable Law.

(d) Upon a sale or other disposition of any portion of the Recipient Group’s business, assets or properties, Provider’s obligation to provide any Service in respect of the business, assets or properties so disposed shall terminate, and the aggregate level or volume or such Service required to be provided to the Recipient

Group and (if applicable) the Service Costs payable by Recipient in respect thereof shall be reduced appropriately. If any member of the Recipient Group shall purchase, lease or otherwise acquire any business, assets or properties or rights in respect thereof, Provider shall have no obligation to provide any Services hereunder in respect of such acquired business, assets or properties.

Section 4.02. Changes to the Services. It is understood and agreed that Provider may from time to time modify, change or enhance the manner, nature, quality and/or standard of care of any Service provided to Recipient to the extent Provider is making a similar change in the performance of such services for the Provider Group and provided that any such modification, change or enhancement will not reasonably be expected to have a material adverse effect on such Service. Provider shall furnish to Recipient substantially the same notice (in content and timing), if any, as Provider furnishes to its own organization with respect to such modifications, changes or enhancements. Any incremental expense incurred by Provider in making any such modification, change or enhancement to the Services performed hereunder or in providing such Services on an ongoing basis shall be taken into account in the calculation of Service Costs as contemplated by Section 2.01.

Section 4.03. Management of Services By Provider. Except as may otherwise be expressly provided in this Agreement, the management of and control over the provision of the Services by Provider shall reside solely with Provider and notwithstanding anything to the contrary Provider shall be permitted to choose the methodology, systems and applications it utilizes in the provision of such Services. The provision, use of and access to the Services shall be subject to (i) any technical and operational changes that may be required to manage any restrictions imposed by Provider in respect of data access; (ii) Providers’ business, operational and technical environment, standards, policies and procedures as may be modified from time to time; (iii) any Recipient Services and/or other third party services, resources or dependencies; (iv) any Applicable Law; and (v) the terms of this Agreement.

Section 4.04. Operating Committee. (a) The parties shall use an operating committee (the “Operating Committee”) to implement the terms of this Agreement. Each of Morgan Stanley and Discover shall appoint three employees to the Operating Committee and designate one of such employees to be such party’s lead representative (each, a “Lead Representative”) for the purpose of fielding queries from representatives of the relevant Group concerning the implementation and ongoing operation of this Agreement. In addition, the Lead Representatives shall have such other functions and responsibilities as may be determined by the Operating Committee from time to time. The Operating Committee will oversee the implementation and ongoing operation of this Agreement and shall attempt in good faith to resolve disputes between the parties. Each of the parties shall have the right to (i) replace one or more of its Operating

Committee members at any time with employees or officers with comparable knowledge, expertise and decision-making authority and (ii) designate an alternative Lead Representative.

(b) The Operating Committee shall act by a majority vote of its members. If the Operating Committee fails to make a decision, resolve a dispute or agree upon any necessary action, the unresolved matter shall be referred to [Name] of Morgan Stanley and [Name] of Discover, who shall attempt in good faith within a period of 14 days to conclusively resolve any such matter.

(c) During the term of this Agreement, the full Operating Committee shall meet at such times as may be required by either Lead Representative. Meetings of the Operating Committee may be in person or via teleconference and shall be convened and held in accordance with such procedures as the Operating Committee may determine from time to time.

Section 4.05. Disaster Recovery and BCP. Each party will maintain and operate and shall use reasonable efforts to ensure that all material subcontractors shall maintain and operate contingency, business continuity and disaster recovery facilities and procedures for the purposes of performing its obligations under this Agreement consistent with the facilities and procedures maintained and operated by such party in respect of its business generally.

ARTICLE 5

DISCLAIMER, LIABILITY AND INDEMNIFICATION

SECTION 5.01. EXCLUSION OF WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SERVICES ARE PROVIDED “AS-IS” WITH NO WARRANTIES, AND PROVIDER EXPRESSLY EXCLUDES AND DISCLAIMS ANY WARRANTIES UNDER OR ARISING AS A RESULT OF THIS AGREEMENT, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT OR ANY OTHER WARRANTY WHATSOEVER.

Section 5.02. Limitation of Liability. (a) Recipient agrees that none of the members of the Provider Group and their respective directors, officers, agents, and employees (each, a “Provider Indemnified Person”) shall have any liability, whether direct or indirect, in contract or tort or otherwise, to any Recipient Entity or any other Person for or in connection with the Services rendered or to be rendered by or on behalf of any Provider Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any actions or inactions by or on behalf of Provider Indemnified Person in connection with any such Services or transactions, except to the extent any damages have been finally determined by a court of competent jurisdiction to have resulted from such Provider Indemnified Person’s gross negligence or willful misconduct in connection with any such Services, actions or inactions.

(b) Notwithstanding the provisions of Section 5.02(a), none of the members of the Provider Group shall be liable for any special, indirect, incidental, consequential or punitive damages of any kind whatsoever in any way due to, resulting from or arising in connection with any of the Services or the performance of or failure to perform Provider’s obligations under this Agreement. This disclaimer applies without limitation (i) to claims arising from the provision of the Services or any failure or delay in connection therewith, (ii) to claims for lost profits, (iii) regardless of the form of action, whether in contract, tort (including negligence), strict liability, or otherwise, and (iv) regardless of whether such damages are foreseeable or whether any member of the Provider Group has been advised of the possibility of such damages.

(c) None of the members of the Provider Group shall have any liability to any Recipient Entity or any other Person for failure to perform Provider’s obligations under this Agreement or otherwise, where such failure to perform is not caused by the gross negligence or willful misconduct of the Provider Entity providing such Services and such failure to perform similarly affects the Provider Group receiving such Services and does not have a disproportionately adverse effect on the Recipient Group, taken as a whole.

(d) In addition to the foregoing, Recipient agrees that it shall, in all circumstances, use commercially reasonable efforts to mitigate and otherwise minimize its damages and those of the other Recipient Entities, whether direct or indirect, due to, resulting from or arising in connection with any failure by Provider to comply fully with its obligations under this Agreement.

Section 5.03. Indemnification of Provider by Recipient. Recipient agrees to indemnify and hold harmless each Provider Indemnified Person from and against any damages, and to reimburse each Provider Indemnified Person for all reasonable expenses as they are incurred in investigating, preparing, pursuing, or defending any claim, action, proceeding, or investigation, whether or not in connection with pending or threatened litigation and whether or not any Provider Indemnified Person is a party (collectively, “Actions”), arising out of or in connection with Services rendered or to be rendered by or on behalf of any Provider Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any actions or inactions by or on behalf of any Provider Indemnified Person in connection with any such Services or transactions; provided that Recipient shall not be responsible for any damages of any Provider Indemnified Person to the extent such damages have been finally determined by a court of competent jurisdiction to have resulted from such Provider Indemnified

Person’s gross negligence or willful misconduct in connection with any of the advice, actions, inactions, or Services referred to above (it being understood and agreed that the provision by any Provider Entity of any of the Services without obtaining the consent of any party to any contract or agreement to which any Provider Entity is a party as of the date hereof shall not constitute gross negligence or willful misconduct by any Provider Entity; provided that the relevant Provider Entity has used commercially reasonable efforts to obtain the relevant consent).

Section 5.04. Indemnification of Recipient by Provider. Provider agrees to indemnify and hold harmless each member of the Recipient Group and their respective directors, officers, agents, and employees (each, a “Recipient Indemnified Person”) from and against any damages, and shall reimburse each Recipient Indemnified Person for all reasonable expenses as they are incurred in investigating, preparing, or defending any Action, to the extent such damages have been finally determined by a court of competent jurisdiction to have arisen out of the gross negligence or willful misconduct of any Provider Indemnified Person in connection with the Services rendered or to be rendered pursuant to this Agreement.

Section 5.05. Taxes. If a party is required to make any payment under Section 5.03 or 5.04, it shall upon demand pay to the Person receiving such payment an amount equal to any loss, liability or cost which the receiving Person determines will or has been (directly or indirectly) suffered or incurred on account of Tax by the receiving Person in respect of such payment, net of any Tax benefit arising in respect of the damages giving rise to such payment.

Section 5.06. Indemnification as Exclusive Remedy. Except for the termination rights provided under Sections 6.02(b) and 6.02(c), the indemnification provisions of this Article 5 shall be the exclusive remedy for breach of the Agreement.

Section 5.07. Conduct of Proceedings. Any proceedings relating to indemnification under Section 5.03 or 5.04 or Clause (b) of Exhibit B shall be conducted in accordance with the procedures set forth in Section 7.03 of the Separation and Distribution Agreement.

Section 5.08. Notice of Certain Matters. If Recipient at any time believes that Provider is not in full compliance with its obligations under Sections 4.01(a), 4.01(b) or 4.01(c), Recipient shall so notify Provider in writing promptly (but not later than 15 days) after becoming aware of such possible non-compliance by Provider. Such notice (a “Non-Compliance Notice”) shall set forth in reasonable detail the basis for Recipient’s belief as well as Recipient’s view as to the steps to be taken by Provider to address the possible non-compliance. For the 30 days after receipt of such a notice, appropriate representatives of Provider and Recipient shall work in good faith to develop a plan to resolve the matters referred to in the Non-Compliance

Notice. In the event such matters are not resolved through such discussions, Recipient may elect to terminate Provider’s obligation to provide or procure, and its obligation to purchase, the Service or Services referred to in its Non-Compliance Notice in accordance with Section 6.02. In the event such matters are resolved through such discussions and Recipient does not elect to terminate such Service or Services within 15 days of the end of the 30-day period referred to in the third sentence of this Section 5.07, Recipient shall not be entitled to deliver another Non-Compliance Notice or pursue other remedies with respect to same or any substantially similar matter so long as Provider complies in all material respects with the terms of such resolution. In no event shall any termination of this Agreement pursuant to this Section 5.07 limit or affect Recipient’s right to seek remedies in respect of any breach by Provider of any of its obligations under this Agreement prior to such termination.

ARTICLE 6

TERM AND TERMINATION

Section 6.01. Term. Except as otherwise provided in this Article 6, in Section 8.05, or in any Schedule or as otherwise agreed in writing by the parties, the term of this Agreement with respect to each Service shall commence as of the Distribution Date or, if later, the date on which such Service is added as a Schedule, and shall cease as of the applicable date set forth in the applicable Schedule or such earlier date as determined in accordance with Section 6.02. This Agreement shall terminate in its entirety upon the expiration of the terms (as determined pursuant to the preceding sentence) of all Services; provided that the provisions of Articles 4 (other than Section 4.04), 5, 6, 7 and 8 shall survive any such termination indefinitely.

Section 6.02. Termination. (a) Except as otherwise provided in any Schedule hereto, Recipient may from time to time terminate this Agreement with respect to one or more of the Services it receives, in whole or in part, upon giving at least 60 days’ prior notice to Provider.

(b) Provider may terminate any Service or any part thereof it provides at any time if (i) a related Service or a third party service pursuant to which Provider provides such Service to Recipient has been terminated or (ii) Recipient shall have failed to perform any of its material obligations under this Agreement relating to any such Service, Provider has notified Recipient in writing of such failure and such failure shall have continued for a period of 60 days after receipt by Recipient of written notice of such failure. For the avoidance of doubt, the failure by Recipient to pay the full amount of any invoice when due shall be considered a breach of Recipient’s material obligation under this Agreement. With respect to clause (i) of this Section 6.02(b), if Provider receives written notice from any third party service provider that such Person intends to terminate such service, Provider and Recipient shall use commercially reasonable efforts to secure the continued provision of that service from such third party or an alternative service provider; provided that any costs incurred in doing so shall be borne by Recipient.

(c) Recipient may terminate any Service it receives as provided in the applicable Schedule or at any time if Provider shall have failed to perform any of its material obligations under this Agreement relating to any such Service, Recipient has notified Provider in writing of such failure, and such failure shall have continued for a period of 30 days after receipt by Provider of written notice of such failure.

(d) At any time following announcement of a transaction involving a Change of Control of Recipient, Provider may elect, by delivery of notice in writing to Recipient, to terminate any or all Services hereunder, such termination to take effect, subject to Section 6.02(a), on the date or dates specified by Provider in such notice; provided that without the written consent of Recipient, no such termination of Service shall occur prior to the closing of such Change of Control transaction.

(e) Either party may terminate this Agreement at any time with immediate effect upon serving written notice upon the other party if the other party suffers an Insolvency Event.

Section 6.03. Effect of Termination. (a) Other than as required by law, upon termination of any Service pursuant to Section 6.02, Provider shall have no further obligation to provide the terminated Service and Recipient shall have no obligation to pay any fees relating to such Services or make any other payments hereunder; provided that notwithstanding such termination, (i) Recipient shall remain liable to Provider for fees owed and payable in respect of Services provided prior to the effective date of the termination, and (ii) Provider shall continue to charge Recipient for administrative and program costs relating to benefits paid after but incurred prior to the termination of any Service and other services required to be provided after the termination of such Service and Recipient shall be obligated to pay such expenses in accordance with the terms of this Agreement.

(b) Termination of this Agreement as provided for herein shall not prejudice or affect any rights or remedies which shall have accrued or shall thereafter accrue to either party.

(c) Following notice of termination of any Service, Provider and Recipient agree to cooperate in providing for an orderly transition of such Service to Recipient or a successor service provider. Provider agrees to (i) provide promptly, and in any event no later than [            ] days following termination of such Service, copies in a usable format then in existence designated by Provider, of all records relating directly or indirectly to benefit determinations of Recipient employees, including but not limited to compensation and service records (to the extent relevant to such Service), correspondence, plan interpretative policies, plan procedures, administrative guidelines, minutes, or any data or records required to be maintained by law and (ii) cooperate reasonably with Recipient in developing a transition schedule. Recipient shall promptly reimburse Provider, upon request, for any and all reasonable costs and expenses incurred by Provider or any of its Subsidiaries arising out of or in connection with the performance of its obligations under this Section 6.03(c). For the avoidance of doubt, this Section 6.03(c) is subject to the provisions of Section 2.03.

ARTICLE 7

ADDITIONAL AGREEMENTS

Section 7.01. Confidential Information. The parties hereby covenant and agree to maintain confidential all Confidential Information relating to the other party or any of such other party’s Subsidiaries. Without limiting the generality of the foregoing, each party shall cause its employees and agents to exercise the same level of care with respect to Confidential Information relating to the other party or any of its Subsidiaries as it would with respect to proprietary information, materials and processes relating to itself or any of its Subsidiaries. “Confidential Information” shall mean all information, materials and processes relating to a party or any Subsidiary of such party obtained by the other party or any Subsidiary of such other party at any time (whether prior to or after the date hereof) in any format whatsoever (whether orally, visually, in writing, electronically or in any other form) relating to, arising out of or in connection with the Services rendered or to be rendered hereunder and shall include, but not be limited to, economic and business information or data, business plans, computer software and information relating to employees, vendors, customers, products, financial performance and projections, processes, strategies and systems but shall not include (i) information which becomes generally available to the public other than by release in violation of the provisions of this Section 7.01, (ii) information which becomes available on a non-confidential basis to a party from a source other than the other party to this Agreement, provided the party in question reasonably believes that such source is not or was not bound to hold such information confidential and (iii) information acquired or developed independently by a party without violating this Section 7.01 or any other confidentiality agreement with the other party. Except with the prior written consent of the other party, each party will use the other party’s Confidential Information only in connection with the performance of its obligations hereunder and each party shall use commercially reasonable efforts to restrict access to the other party’s Confidential Information to those employees of such party requiring access for the purpose of providing Services hereunder. Notwithstanding any provision of this Section 7.01 to the contrary, a party may disclose such portion of the Confidential Information relating to the other party to the extent, but only to the extent, the disclosing party reasonably believes that such disclosure is required under law or the rules of a Governmental Authority; provided that the disclosing party first notifies the other party hereto of such requirement and allows such party a reasonable opportunity to seek a protective order or other appropriate remedy to prevent such disclosure. The parties acknowledge that money damages would not be a sufficient remedy for any breach of the provisions of this Section 7.01 and that the non-breaching party shall be entitled to equitable relief in a court of law in the event of, or to prevent, a breach or threatened breach of this Section 7.01.

Section 7.02. Ownership of Assets. (a) Morgan Stanley Systems and any and all enhancements thereof or improvements thereto are and shall remain the sole exclusive property of the Morgan Stanley Entities and their suppliers. From and after the creation of any and all such Morgan Stanley Systems or enhancements thereof or improvements thereto by Discover or by any contractor, Affiliate or other third party on Discover’s behalf, in each case, pursuant to this Agreement, Discover agrees to assign and hereby assigns to Morgan Stanley or the applicable Morgan Stanley Entity, any and all right, title and interest that Discover or such contractor, Affiliate or third party may have in such Morgan Stanley Systems or enhancements thereof or improvements thereto.

(b) Discover Systems and any and all enhancements thereof or improvements thereto are and shall remain the sole exclusive property of the Discover Entities and their suppliers. From and after the creation of any and all such Discover Systems or enhancements thereof or improvements thereto by Morgan Stanley or by any contractor, Affiliate or third party on Morgan Stanley’s behalf, in each case, pursuant to this Agreement, Morgan Stanley agrees to assign and hereby assigns to Discover or the applicable Discover Entity, any and all right, title and interest that Morgan Stanley or such contractor, Affiliate or third party may have in such Discover Systems or enhancements thereof or improvements thereto.

(c) From the date hereof until the termination of this Agreement, each party grants to the other and its suppliers a non-exclusive, royalty-free right and license to use the Morgan Stanley Systems or the Discover Systems, as applicable, solely to provide the Services contemplated hereunder. Notwithstanding anything to the contrary hereunder, each party agrees to cooperate with the other (and shall cause its suppliers to so cooperate) to cause the orderly return of the other party’s Systems and property upon the termination of this Agreement or upon written request, whichever is earlier.

(d) With respect to any Systems that a Morgan Stanley Entity or a Discover Entity, as applicable, is required to maintain or enhance hereunder, as between Morgan Stanley and Discover, all right, title and interest in and to such enhancements and any related documentation, whether created by the party that provides the Service or any contractor, Affiliate or supplier on such party’s behalf, shall be owned exclusively by and vested exclusively in the party by or for whom the applicable System is owned, licensed or provided.

(e) As between any Morgan Stanley Entity, on the one hand, and any Discover Entity, on the other hand, all right, title and interest in and to all data processed hereunder shall be owned exclusively by the Morgan Stanley Entity or Discover Entity that originally supplied it to the other. Morgan Stanley and Discover hereby assign to the other, and shall cause any of its or their contractors, Affiliates or suppliers to assign to the other, as applicable, all right, title and interest that Morgan Stanley or Discover, as applicable, may have in the other’s data.

(f) Each party shall have written agreements with its employees consistent with past practices, and shall cause any contractor, Affiliate or third party performing Services on its behalf pursuant to this Agreement to also have written agreements with its employees that are consistent with its obligations hereunder, including the obligations to disclose and assign all right, title and interest in intellectual property rights as contemplated in Sections 7.01 and 7.02. Each party agrees not to voluntarily terminate or to amend or modify such agreements with respect to the provisions described above without providing at least 30 days prior written notice thereof and further agrees that any such amendments or modifications to such agreements shall be prospective only.

Section 7.03. Security. (a) Each member of the Recipient Group and its employees, authorized agents and subcontractors shall only use or access Services and/or any of Provider’s Systems, premises or data such Person is authorized by Provider to use or access. In no event shall any member of the Recipient Group and its employees, authorized agents and subcontractors access any Services and/or any of Provider’s Systems, premises or data without Provider’s prior written consent. Each member of the Recipient Group and its employees, authorized agents and subcontractors shall comply with Provider’s policies and procedures in relation to the use and access of the Services and Provider’s Systems.

(b) In connection with the provision of Services hereunder, to the extent either party has access to or acquires Personal Information such party will, and will cause the relevant member of its Group to, comply with, as applicable, Title V of Gramm-Leach-Bliley Act, the Data Protection Laws and any other laws concerning Personal Information. Without limiting the generality of the foregoing, both parties agree to comply with the covenants set forth in Exhibit B.

Section 7.04. Access To Information. (a) The provisions of Section 5.01 of the Separation and Distribution Agreement shall apply to matters arising in connection with, or otherwise relating to, the provision of Services hereunder.

(b) For the avoidance of doubt, if requested by Recipient, Provider will permit Recipient such access to Provider’s books, records, accountants, accountants’ work papers, personnel and facilities with respect to the Services as is reasonably necessary to enable the management of Recipient to demonstrate compliance with the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations of the Securities Exchange Commission promulgated thereunder. In connection with the foregoing, if at any time Recipient shall identify any material deficiencies in the processes utilized by Provider in the provision of Services hereunder, Provider and Recipient will cooperate in good faith to develop and implement commercially reasonable action plans and timetables to remedy such deficiencies and/or implement adequate compensating controls.

Section 7.05. Labor Matters. All labor matters relating to employees of Provider and its Subsidiaries (including, without limitation, employees involved in the provision of Services to any Recipient Entity) shall be within the exclusive control of Provider, and Recipient shall not take any action affecting such matters. Nothing in this Agreement is intended to transfer the employment of employees engaged in the provision of any Service from one party to the other, whether pursuant to the European Union Acquired Rights Directive or otherwise. All employees and representatives of a party and any of its Affiliates will be deemed for all compensation, employee benefits, tax and social security contribution purposes to be employees or representatives of such party or its Affiliates (or their subcontractors) and not employees or representatives of the other party or any of its Affiliates (or their subcontractors). In providing the Services, such employees and representatives will be under the direction, control and supervision of Provider or its Affiliates (or their subcontractors) and not of Recipient.

ARTICLE 8

MISCELLANEOUS

Section 8.01. Prior Agreements. In the event there is any conflict between the provisions of this Agreement, on the one hand, and provisions of prior services agreements among any Provider Entity and any Recipient Entity (the “Prior Agreements”), on the other hand, the provisions of this Agreement shall govern.

Section 8.02. Other Agreements. In the event there is any inconsistency between the provisions of this Agreement, on the one hand, and the provisions of the Separation and Distribution Agreement, on the other hand, the provisions of the Separation and Distribution Agreement shall govern.

Section 8.03. No Agency; Independent Contractor Status. Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the parties hereto or constitute or be deemed to constitute any party the agent or employee of the other party for any purpose whatsoever and neither party shall have authority or power to bind the other or to contract in the name of, or create a liability against, the other in any way or for any purpose. The parties hereto acknowledge and agree that Provider is an independent contractor in the performance of each and every part of this Agreement and nothing herein shall be construed to be inconsistent with this status. Provider shall have the authority to select the means, methods and manner by which any Service is performed.

Section 8.04. Subcontractors. (a) Provider may hire or engage one or more subcontractors to perform all or any of its obligations under this Agreement; provided that, subject to Section 5.02, Provider shall in all cases remain primarily responsible for ensuring that obligations with respect to the standards of services set forth in this Agreement are satisfied with respect to any Service provided by a subcontractor hired or engaged by Provider.

(b) If Recipient terminates any Service prior to its scheduled expiration and as a result of such termination any Provider Indemnified Person suffers or incurs any liability or damages arising out of or in connection with any third party contract pursuant to which Recipient had received the relevant Service, such Provider Indemnified Person shall be entitled to indemnification in accordance with Section 5.03.

Section 8.05. Force Majeure. (a) For purposes of this Section 8.05, “force majeure” means an event beyond the reasonable control of either party, which by its nature could not have been foreseen by such party, or, if it could have been foreseen, was unavoidable, and includes without limitation, acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, threat, declaration, continuation, escalation or acts of war (declared or undeclared) or acts of terrorism, failure or shortage of energy sources, raw materials or components, strike, walkout, lockout or other labor trouble or shortage, delays by unaffiliated suppliers or carriers, and acts, omissions or delays in acting by any Governmental Authority or the other party.

(b) Without limiting the generality of Section 5.02(a), neither party shall be under any liability for failure to fulfill any obligation under this Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered, or delayed as a consequence of circumstances of force majeure; provided that such party shall have used commercially reasonable efforts to minimize to the extent practicable the effect of force majeure on its obligations hereunder; provided further that nothing in this Section 8.05 shall be construed to require the settlement of any strike, walkout, lockout or other labor dispute on terms which, in the reasonable judgment of the affected party, are contrary to its interests. It is understood that the settlement of a strike, walkout, lockout or other labor dispute will be entirely within the discretion of the affected party. The party affected by the Force Majeure event shall notify the other party of that fact as soon as practicable.

Section 8.06. Entire Agreement. This Agreement (including the Schedules constituting a part of this Agreement) and any other writing signed by the parties that specifically references this Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the parties hereto, their Affiliates and their respective successors and permitted assigns any rights or remedies hereunder.

Section 8.07. Information. Subject to Applicable Law and privileges, each party hereto covenants and agrees to provide the other party with all information regarding itself and transactions under this Agreement that the other party reasonably believes are required to comply with all applicable federal, state, county and local laws, ordinances, regulations and codes, including, but not limited to, securities laws and regulations.

Section 8.08. Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission, or mail, to the following addresses:

(a)	If to Morgan Stanley to:

  [            ]

(b)	If to Discover to:

  [            ]

or to such other addresses or telecopy numbers as may be specified by like notice to the other parties. All such notices, requests and other communications shall be deemed given, (a) when delivered in person or by courier or a courier services, (b) if sent by facsimile transmission (receipt confirmed) on a Business Day prior to 5 p.m. in the place of receipt, on the date of transmission (or, if sent at or after 5 p.m. at the place of receipt, on the following Business Day) or (c) if mailed by certified mail (return receipt requested), on the date specified on the return receipt.

Section 8.09. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to the conflicts of laws rules thereof.

Section 8.10. Jurisdiction. Any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any other New York State court sitting in New York County, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.08 shall be deemed effective service of process on such party.

Section 8.11. WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.12. Severability. If any provision of this Agreement or any part thereof shall be invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid. Rather, the Agreement shall be construed as if not containing the particular invalid or unenforceable provision, and the rights and obligations of each party shall be construed and enforced accordingly.

Section 8.13. Amendments and Waivers. (a) Any provision of this Agreement (including the Schedules hereto) may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 8.14. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other party hereto.

Section 8.15. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

MORGAN STANLEY

By:
Name:
Title:

DISCOVER FINANCIAL SERVICES

By:
Name:
Title:

Exhibit A

Service Costs

Exhibit B

Compliance with Gramm-Leach-Bliley Act and Data Protection Laws

(a) Each party agrees that it will, and will cause the relevant member of its Group to:

(i) process, use, maintain and disclose Personal Information only as necessary for the specific purpose for which the information was disclosed to it and only in accordance with the Agreement;

(ii) not disclose any Personal Information to any third party (including to the subject of such information) who does not have a need to know such Personal Information;

(iii) implement and maintain an appropriate security program, the terms of which shall meet or exceed the requirements for financial institutions under 17 CFR 248.30 and Data Protection Laws to (a) ensure the security and confidentiality of all information provided to it by any member of the other Group, including Personal Information (collectively, the “information”), (b) protect against any threats or hazards to the security or integrity of information, including unlawful destruction or accidental loss, alteration and any other form of unlawful processing, and (c) prevent unauthorized access to, use or disclosure of the information;

(iv) immediately notify the other party in writing if it becomes aware of (a) any disclosure or use of any information by such entity in breach of this Exhibit B, (b) any disclosure of any information to such entity where the purpose of such disclosure is not known, (c) any request for disclosure or inquiry regarding the information from a third party, and (d) any change in Applicable Law that is likely to have a substantial adverse effect on its ability to comply with this Exhibit B;

(v) cooperate with each other and the relevant supervisory authority in the event of litigation or a regulatory inquiry concerning the information and abide by the advice of the other party and the relevant supervisory authority with regard to the processing of such information;

(vi) enter into further agreements as requested by the other party to comply with law from time to time;

(vii) at the other party’s direction at any time, and in any event upon any termination or expiration of the Agreement, immediately return to the relevant member of such party’s Group any or all information or destroy all records of such information;

(viii) cause its subcontractors to act in accordance with this Exhibit B; and

(ix) upon the termination of any Service, return to the relevant member of the other party’s Group any or all applicable information which is not necessary for the performance of another Service under the Agreement or destroy all records of such information.

(b) Each party warrants, represents and undertakes for itself and for and on behalf of the other members of its Group that to the extent that it allows access to, discloses, or transfers Personal Information to the other party that:

(i) the other party (including the other members of its Group and their employees, approved agents and subcontractors) shall have the right for the term of the relevant Service to use the Personal Information for the purposes of performing its rights and obligations under this Agreement;

(ii) the Personal Information which it supplies or discloses to the other party pursuant to this Agreement has been obtained fairly and lawfully and will be up to date, complete and accurate in all material respects;

(iii) it shall take all reasonable steps to ensure that the Personal Information can be lawfully used by the other party (including the other members of its Group and their employees, approved agents and subcontractors) for the purposes envisaged by this Agreement;

(iv) it has complied and will comply with all Applicable Law and regulations relating to Personal Information, including, but not limited to, the Data Protection Laws and with all relevant guidelines and guidance notes issued from time to time by the appropriate regulatory authorities; and

(v) it will indemnify and keep indemnified against all claims, proceedings, liabilities, damages, costs, expenses (including legal expenses on an indemnity basis), compensation, court or tribunal awards (including sums paid in settlement of any such claims) suffered or incurred by the other party (including the other members of its Group and their employees, approved agents and subcontractors) arising out of the use of the Personal Information during the course of this Agreement due to the breach of any warranty contained in this clause (b).

(c) Each party represents and warrants to the other party that it has no reason to believe that any Applicable Law will prevent it or the relevant member of its Group from fulfilling the obligations under this Exhibit B.

(d) To the extent that the Personal Information is subject to the Data Protection Laws, data subjects may enforce the provisions of this Exhibit B as a third-party beneficiary against the relevant party with respect to their Personal Information but only in cases where the relevant Group member has factually disappeared or has ceased to exist in law. Neither party objects to the data subjects being represented by an association or other body if they so wish and if permitted by national law.

(e) Each party may review the other party’s policies and procedures used to maintain the security and confidentiality of information, including auditing the relevant Group member concerning such policies and procedures. The provisions of this Exhibit B supplement, are in addition to, and will not be construed to limit any other confidentiality obligations under the Agreement. Any exclusion from the definition of Confidential Information contained in the Agreement shall not apply to Personal Information.

Schedule 1

Morgan Stanley Services to Discover

Schedule 2

Discover Services to Morgan Stanley